SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 9, 2006

DRESSER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of principal executive offices) (zip code)

(972) 361-9800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 9, 2006, Dresser, Inc. (the “Company”) announced that Robert D. Woltil has been appointed as Senior Vice President and Chief Financial Officer of the Company. Mr. Woltil succeeds James A. Nattier, who will remain with the Company in his capacity as Executive Vice President, Ethics and Compliance. A copy of the related press release is attached hereto as Exhibit 99.1.

In connection with the appointment, the Company and Mr. Woltil entered into the Executive Employment Agreement attached hereto as Exhibit 99.2. The Employment Agreement is effective as of January 1, 2006 and provides for, among other things, a minimum annual base salary of $350,000 and participation in the Company’s annual incentive plan. Mr. Woltil also is entitled to participate in the Company’s benefit plans to the same extent as other executives generally. In addition, he has certain severance payment, vesting and other rights in the event his employment is terminated under certain conditions and would be bound by a one-year covenant not to compete upon certain termination events. In addition, Mr. Woltil has been granted options to purchase 25,000 shares of common stock of Dresser, Ltd., a parent company.

Item 9.01.	Financial Statements and Exhibits

(a)	Exhibits

99.1	Press release dated January 9, 2006 relating to the appointment of Robert D. Woltil as Senior Vice President and Chief Financial Officer.

99.2	Executive Employment Agreement, dated as of January 1, 2006, between the Company and Robert D. Woltil.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2006

Dresser, Inc.

/s/ PATRICK M. MURRAY
Patrick M. Murray Chief Executive Officer and Chairman of the Board

/s/ ROBERT D. WOLTIL
Robert D. Woltil Senior Vice President and Chief Financial Officer

/s/ THOMAS J. KANUK
Thomas J. Kanuk Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 9, 2006 relating to the appointment of Robert D. Woltil as Senior Vice President and Chief Financial Officer.

99.2	Executive Employment Agreement, dated as of January 1, 2006, between the Company and Robert D. Woltil.

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